UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	December 11, 2003

BRIAZZ, INC.

(Exact name of registrant as specified in its charter)

Washington	000-32527	91-1672311

(Jurisdiction of	(Commission file	(I.R.S. Employer
incorporation)	number)	Identification No.)

3901 7th Avenue South, Suite 200 Seattle, Washington 98108-5206

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:    (206) 467-0994

Not Applicable

(Former name or address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

On December 8, 2003, Briazz, Inc. entered into a Securities Purchase Agreement with DB Advisors, LLC, and Victor Alhadeff, the Company’s Chairman, (collectively, the “Investors”). Pursuant to the Securities Purchase Agreement, Briazz has agreed to sell a senior secured non-convertible note in the amount of $500,000 and 629,723 shares of Series G Convertible Preferred Stock to DB Advisors, L.L.C., for cash proceeds of approximately $500,000. Additionally, in consideration and exchange for Mr. Alhadeff’s paying off the Company’s note to US Bank (that was guaranteed by Mr. Alhadeff) in the amount of $500,000, he was issued a senior secured non-convertible note in the amount of $500,000 and was issued 629,723 shares of Series G Convertible Preferred Stock. The notes will bear interest at one month LIBOR rate plus 1%, mature on December 8, 2005, and be secured by a security interest in Briazz assets. The Series G Preferred Stock to be issued to the Investors will be convertible into shares of common stock with an exercise price of $0.10 per common share.

The Company is authorized to issue an additional $1.8 million in notes and Series G Convertible Preferred Stock to other investors on essentially the same terms and conditions.

On December 9, 2003, Briazz, Inc. named Milt Liu as the Chief Executive Officer. Mr. Liu was employed by the Company in May 2003 and served in the capacity of Director of Operations for the Company. Mr. Liu also serves on the Board of Directors for Briazz, Inc. Previously, he served as the Chief Operating Officer at Flying Food Group, L.L.C. (“FFG”), an affiliate of the Company. FFG is also a provider of in-flight catering services at major international airports in the United States and food products for grocery and speciality retail. The Company currently has a Food Production Agreement with FFG. Mr. Liu graduated from Yale in 1988 and completed his MBA at Kellogg Graduate School of Management in 1994.

Mr. Alhadeff will continue to maintain an active role in the management of the Company and retain the titles of Chairman, Chief Financial Officer and Secretary for Briazz, Inc.

The securities described herein have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

BRIAZZ, INC.

Date: December 11, 2003	/s/ Victor D. Alhadeff
Victor D. Alhadeff
Chief Financial Officer, Secretary and Chairman

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